AGREEMENT


          Agreement dated as of May 1, 1997, by and between David Feldman ("Feldman") and Esquire Communications Ltd., a Delaware corporation (the "Corporation").

                              W I T N E S S E T H :

          WHEREAS, the Corporation and Feldman are parties to an Amended and Restated Employment, Non-Competition and Non-Disclosure Agreement dated as of September 30, 1993 (the "Employment Agreement"); and

          WHEREAS, the Corporation and Feldman mutually desire to provide for the resignation of Feldman as President and Chief Operating Officer of the Corporation and for the termination of Feldman's employment with the Corporation pursuant to a buyout of the Employment Agreement by the Corporation under which the Corporation will make various payments to Feldman;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Unless otherwise defined herein, terms defined in the Employment Agreement shall have the same meaning when used herein.

          2. Effective the date hereof, (a) Feldman's employment with the Corporation is hereby terminated and Feldman hereby resigns as President and Chief Operating Officer and as an employee of the Corporation and (b) the term of the Employment Agreement is hereby ended. Concurrently herewith, all accrued but unpaid amounts due to Feldman under Sections 3.1, 3.4, 3.5, 3.6 and 4 of the Employment Agreement are being paid to Feldman, all as listed on Schedule A hereto; provided, however that in the event Feldman shall have incurred prior to the date hereof expenses in an amount not to exceed $5,000 in the aggregate otherwise reimbursable under Section 4 of the Employment Agreement, but not included for any reason in such Schedule A, he shall promptly be reimbursed by the Corporation therefor upon submission to the Corporation of receipts or other documents reasonably evidencing the same.

          3. Except for the provisions contained in Section 14(b) of the Employment Agreement, the Employment Agreement is hereby terminated and is of no further force and effect irrespective of any other provisions therein contained which might otherwise have survived. The provisions of Section 14(b) shall continue in full force and effect, except as modified in this Agreement.

          4. In consideration of the Corporation's buyout of the Employment Agreement pursuant to this Agreement, the non-competition covenants contained herein, and Feldman's execution and delivery of the release pursuant to Section 15 hereof, the Corporation agrees to pay to Feldman (even if Feldman dies or is disabled or ceases rendering services as provided herein, other than as expressly provided herein) an aggregate amount of $641,035, payable as follows:
(a) commencing on the date hereof and continuing through March 31, 1998, an amount of $22,185 per month, payable on the first business day of each month;
(b) for the period April 1, 1998 through September 30, 1998, the amount of $6,000 per month payable on the first business day of each month; (c) on August 15, 1997, the amount of $161,000; (d) on November 15, 1997, the amount of $150,000; and (e) through September 30, 1997, the amount of $10,000 per month, payable in advance on the execution and delivery hereof and thereafter on the first business day of each month; provided, however that if Feldman continues to use the automobile heretofore provided for his personal use (to which the Corporation hereby consents), (x) the Corporation will also pay the monthly automobile lease payments with respect thereto through January 13, 1998 (the last day of the lease), but the $10,000 per month to be paid by the Corporation under this subparagraph (e) shall be reduced by an amount equal to such lease payments, and (y) the Corporation will use its best efforts to cause Feldman to have the right to exercise the lease purchase option under the automobile lease. Notwithstanding anything herein to the contrary, none of the foregoing payments or benefits shall be subject to deduction or setoff, except solely the amount of up to $7,500 per month which may be withheld (but not retroactively in respect of any prior months) solely upon the occurrence of any one or more of the following events which shall have remained uncured after the expiration of any applicable notice and opportunity to cure periods: a material breach by Feldman of his obligations under Sections 6 or 10(a) or the first and third sentences of
Section 16 hereof; or if Feldman takes any action which materially damages the Corporation, except for actions taken by him in his capacity as a consultant or director or pursuant to any rights of indemnification. Of the foregoing amounts, $70,000 shall be allocated to the covenant not to compete contained in Section 6 hereof. The Corporation, after having consulted with its independent tax advisors, believes that under current law none of the payments under this Agreement are subject to tax withholding and the Corporation shall not issue a Form 1099 (except with respect to amounts paid for consulting services provided by Feldman pursuant to Section 10 hereof) or a Form W-2 to Feldman in respect thereof unless hereafter otherwise required by a change in law.

          5. Although as a result of this Agreement Feldman is no longer an employee of the Corporation, the Corporation's 1993 Stock Option Plan (the "Plan") is applicable to directors and consultants of the Corporation and its Subsidiaries (as defined in the Plan) and shall remain applicable to Feldman, subject to the provisions hereof. Effective September 30, 1998, all then unvested options to purchase shares of Common Stock of the Corporation held by Feldman shall immediately become vested on such date if Feldman is in material compliance with the provisions of Section 6 of this Agreement and such options shall be exercisable in full by Feldman at that time and remain exercisable as provided herein. All unvested options held by Feldman as of the date hereof shall continue to vest in accordance with their terms as if Feldman's employment had not terminated, subject to accelerated vesting pursuant to the immediately preceding sentence. All options held by Feldman shall continue to be exercisable by Feldman in accordance with their terms so long as Feldman remains a director of the Corporation as if Feldman's employment had not terminated, and upon his no longer being a director the options shall continue to be exercisable until the first to occur of two years from his ceasing to be a director or ten years from the respective dates on which the options were granted. The provisions of
Section 14 of the Plan shall not apply to options held by Feldman or shares of common stock issued upon exercise thereof. The provisions of this Section 5 shall be deemed to constitute an amendment to Feldman's stock option certificates or other evidences of his option grants and the Plan as it relates to Feldman's options, notwithstanding anything to the contrary contained therein. The Corporation hereby confirms that the provisions of this Section 5 have been approved by the Corporation's Board of Directors and Stock Option Committee. Notwithstanding anything to the contrary contained in this Section 5 or the Plan, options held by Feldman shall continue to be exercisable for a period of at least two years after Feldman is no longer a director or consultant to the Corporation or such longer period as may otherwise be provided herein, but in no event for a period longer than ten years from the respective dates on which the options were granted. The provisions of this Section 5 shall apply even if Feldman dies or is disabled or for any reason ceases rendering services to the Corporation or any of its Subsidiaries (as defined in the Plan) as provided herein or contemplated hereby or if such services are terminated for any reason, except as otherwise may be expressly provided in the second sentence of this Section 5, and none of the foregoing shall operate to limit or prevent the vesting or exercise of any of Feldman's options. The Corporation hereby further confirms that all options granted to Feldman were validly granted and are outstanding. Upon the request of Feldman, the Corporation will prepare and timely file a Form 4 if Feldman advises the Corporation that such Form is required to be filed in connection with the provisions of this Section 5.

          6. (a) During the period commencing the date hereof and through and including September 30, 1998, Feldman agrees that he shall not directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any corporation or a member of any firm or otherwise, anywhere within 50 miles of metropolitan New York and within 25 miles of any office of the Corporation engage or attempt to engage in any business activity which is the same as, substantially similar to or directly competitive with the Corporation.

          (b) During the period commencing the date hereof and through and including September 30, 1998, Feldman agrees that he shall not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any corporation, or member of any firm or otherwise, employ or solicit the employment or retention of any court reporter retained by the Corporation or any employee of the Corporation.

          7. Until the later of September 30, 1998 or the date Feldman is no longer a director of the Corporation (subject to the Corporation's applicable insurance policies not prohibiting the same, or if they do the Corporation obtaining permission from the insurance carriers, which the Corporation shall use its best reasonable efforts to procure; in the event such permission is not obtained, Feldman at his option may elect at any time or from time to time either to (x) be entitled to receive, and not be deemed to have waived, any fees or compensation for services as a director under Section 8 hereof or (y) have the Corporation pay for his COBRA coverage), the Corporation shall continue to pay for Feldman and his family all costs for medical and dental coverage under the Corporation's medical and dental insurance plans; thereafter, the Corporation will use its best reasonable efforts to make equivalent COBRA coverage available to Feldman at Feldman's expense, up to age 65. At any time Feldman ceases to participate in the Corporation's 401(k) plan, he may elect to transfer any funds in his account to another account selected by him. The provisions contained in this Section 7 shall not be subject to set off or deduction by the Corporation.

          8. If Feldman decides to remain as a director of the Corporation, he shall not be entitled to any fees or compensation for services as a director solely for so long as the Corporation provides and pays for his family medical and dental insurance pursuant to Section 7 hereof; thereafter, Feldman shall be entitled to any and all applicable directors fees and compensation. The Corporation agrees to use its best efforts to cause Feldman to remain and continue to be re-elected as a director of the Corporation for so long as he may desire through the later of (a) September 30, 1998 and (b) the date Feldman or his affiliates ceases to own an aggregate of at least 400,000 shares of Common Stock (subject to adjustment to reflect stock splits or similar events) of the Corporation if Feldman is not a principal, officer, director or greater than 5% stockholder of a competing court reporting business. When Feldman is no longer a director of the Corporation, the Corporation shall use its best efforts to have Feldman released from all his rights and obligations under the October 23, 1996 Stockholders Agreement (the "Stockholders Agreement"). The Corporation hereby agrees to indemnify and hold Feldman harmless from and against any and all liabilities, obligations, claims, losses and expenses (including, without limitation, reasonable attorneys' fees), which Feldman may suffer, incur or otherwise have arising out of, or related to (x) the amendment dated as of the date hereof to the Stockholders Agreement not being approved or executed by all of the parties thereto or Feldman not being released from all his obligations thereunder or Feldman's voting in favor of the election of Messrs. Geenen and White as directors of the Corporation or (y) the Stockholders Agreement dated June 22, 1994 not having been terminated in all respects. After Feldman is no longer a director of the Corporation and is permitted under Rule 144(k) of the Securities Act of 1933, as amended, to sell his shares, the Corporation will cause any restrictive legend to be removed promptly from Feldman's stock certificates. The Corporation further agrees to cause to be provided promptly, upon Feldman's request, legal opinions enabling Feldman to sell his shares in compliance with Rule 144.

          9. The Corporation shall pay to the existing driver for Feldman's automobile two months severance pay.

          10. (a) From the calendar month which commences following the date hereof through September 30, 1998, Feldman shall make himself reasonably available at times and from time to time as may hereafter be mutually agreed upon by Feldman and the Corporation during normal business hours to conduct one sales meeting per calendar month. If Feldman is unable for personal reasons to be available in any one or more particular months, Feldman shall so make himself available for an additional sales meeting in a subsequent month; provided, however, that at any given time no more than three sales meetings may be carried forward to subsequent months. For such availability and any such services, Feldman shall be paid, commencing as of the date hereof and continuing through September 30, 1998, an amount equal to $1,500 per month, payable by the Corporation on the first business day of each month, which shall not be subject to setoff or deduction.

          (b) Feldman may accept voluntary consulting assignments with the Corporation from time to time through September 30, 1998, if, as and to the extent as may hereafter be mutually agreed upon between the Corporation and Feldman. Such assignments may include the solicitation of key accounts, solicitation of acquisition candidates, training of sales personnel, attendance at conferences and high level consulting. For such services, Feldman shall be paid by the Corporation promptly $2,000 per day (or portion thereof) and will be eligible for periodic grants of stock options and additional compensation for exemplary service to the Corporation as reasonably determined by the Board of Directors in the exercise of its discretion. In addition, Feldman will be reimbursed promptly for his out-of-pocket expenses incurred in connection with the foregoing upon submission of receipts or other documentation reasonably evidencing the same. In performing such services, Feldman will be entitled to travel in a manner consistent with past practice.

          11. Each of the Corporation and Feldman shall be responsible for its professional fees and out-of-pocket expenses incurred in connection with the negotiation, execution and delivery of this Agreement.

          12. The Corporation will continue to pay in accordance with its terms the promissory note (without giving effect to any provisions therein contained accelerating the payment of such note if Feldman is no longer employed by the Corporation) dated September 30, 1993 in the original principal amount of $600,000 payable to the order of Feldman; provided, however, that such amount shall be paid without offset or deduction.

          13. Except solely for its right to withhold amounts payable to Feldman as and to the extent set forth in the second sentence of Section 4, the Corporation shall not offset or deduct from any amounts, payments or benefits now or hereafter payable or owing to Feldman hereunder any damages which may arise in the event of or as the result of Feldman's breach of any of his obligations hereunder or for any other reason. Notwithstanding the foregoing, the Corporation shall not be deemed to have waived and may seek to exercise any and all other rights and remedies (except for offset and deduction), it may have in connection with any such breach, whether at law or in equity.

          14. In the event of Feldman's death or disability, all payments otherwise payable to, and benefits of, Feldman under this Agreement shall continue to accrue and shall be payable to Feldman's estate or legal representatives at the time or times otherwise payable hereunder to Feldman.

          15. The Corporation and Feldman shall execute and deliver releases in the form attached hereto. Concurrently herewith, the Corporation, Feldman and certain other parties to the Stockholders Agreement are entering into an amendment thereto in the form attached hereto.

          16. Through September 30, 1998 and thereafter for as long as Feldman is a director of the Corporation, Feldman agrees not to make to anyone outside of his immediate family or legal or financial advisors or outside of the Corporation any statements which are false, defamatory or derogatory in any material respect, either orally or in writing, about the Corporation, its officers or directors, and during the term of this Agreement and through September 30, 1998 and thereafter for as long as Feldman is a director of the Corporation the Corporation, Malcolm Elvey and Cary Sarnoff agree not to, and to use their best efforts to cause the officers and directors of the Corporation not to, make outside the Corporation any statements which are false, defamatory or derogatory in any material respect, either orally or in writing, about Feldman. Upon Feldman's request, the Corporation, Malcolm Elvey and Cary Sarnoff will provide to Feldman solely positive references for submission by him to third parties and, upon Feldman's prior written request, oral confirmation thereof. Feldman agrees that he shall not take or disclose to anyone in documentary form or otherwise at any time from and after the date hereof any material confidential or proprietary information of the Corporation relating to the Corporation's customers or sales, including, but not limited to, customer calling cards, customer lists or pricing information; provided, however, that this shall not prevent and shall not be construed to operate to limit Feldman from using any such information which is known to him. Any documents of the Corporation evidencing the foregoing are the property of the Corporation and may not be removed from the premises of the Corporation. Feldman and the Corporation agree to the joint press release attached hereto relating to the substance of this Agreement and neither the Corporation nor Feldman shall issue a press release or make any public statement relating to this Agreement without the prior approval of the other party. Notwithstanding anything to the contrary contained herein, Feldman shall be given the reasonable opportunity to personally inform the staff of the Corporation of the changes in Feldman's status. If there is a claim that any party violated the provisions of this
Section 16, the parties shall cooperate to resolve promptly such dispute and if they are unable to do so to have such dispute promptly resolved by a mutually acceptable independent mediator.

          17. The provisions of Section 14(b) of the Employment Agreement will survive the termination of the Employment Agreement and will apply and continue to apply to (a) Feldman as a director of the Corporation and to all of Feldman's actions and omissions and consulting or other services provided by Feldman to the Corporation and its subsidiaries pursuant to or contemplated by this Agreement, including, without limitation, his service as a director of the Corporation and (b) any and all matters which occurred or arose in whole or in part prior to the date hereof. Nothing contained in this Agreement shall be deemed to release any rights which Feldman may have for indemnification from the Corporation or otherwise under the Corporation's directors and officers liability insurance policy.

          18. In the event that the Corporation shall at any time or from time to time believe that Feldman shall have committed a breach of, or be in default of, this Agreement, or have committed any act under which the Corporation would seek to withhold payment of any of the amounts set forth in and pursuant to the provisions of the second sentence of Section 4, then the Corporation shall promptly provide Feldman with written notice thereof, specifying the alleged breach, default, act or omission, as the case may be, in reasonable detail, and affording Feldman a period of at least ten days following Feldman's receipt of such notice to cure any such alleged breach, default, act or omission.

          19. Feldman agrees that all ideas, inventions, trademarks and other developments or improvements conceived, developed or acquired by Feldman during the term of his employment with the Corporation under the Employment Agreement, whether or not during working hours, at the premises of the Corporation or elsewhere, alone or with others, that are within the scope of the Corporation's business operations or that relate to any work or projects of the Corporation shall be the sole and exclusive property of the Corporation. Feldman agrees to disclose promptly and fully to the Corporation all such ideas, inventions, trademarks or other developments conceived, developed or acquired by Feldman during the term of his employment under the Employment Agreement if not already disclosed to the Corporation and, at the request of the Corporation, Feldman shall submit to the Corporation a full written report thereof regardless of whether the request for a written report is made after the termination of his employment. Feldman agrees that upon the request of the Corporation and at its expense, he shall execute and deliver any and all applications, assignments and other instruments which the Corporation shall deem necessary or advisable to transfer to and vest in the Corporation Feldman's entire right, title and interest in and to all such ideas, inventions, trademarks or other developments conceived, developed or acquired by Feldman during the term of his employment under the Employment Agreement and to apply for and to obtain patents or copyrights for any such patentable or copyrightable ideas, inventions, trademarks and other developments. Notwithstanding the foregoing, none of the foregoing provisions of this Section 19 shall apply to sales techniques.

          20. Feldman acknowledges that the Corporation will suffer damages incapable of ascertainment in the event that any of the provisions of Sections 6 or 19 or the third sentence of Section 16 hereof are breached and that the Corporation will be irreparably damaged in the event that the provisions of Sections 6 or 19 or the third sentence of Section 16 are not enforced. Therefore, in the event of Feldman's breach or threatened breach of Sections 6 or 19 or the third sentence of Section 16 of this Agreement, Feldman agrees and consents, that in addition to any and all other remedies available to the Corporation, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of Sections 6 or 19 or the third sentence of Section 16 of this Agreement. Feldman agrees not to assert in any such action that an adequate remedy exists at law. All expenses, including, without limitation, reasonable attorney's fees and expenses incurred in connection with any legal proceeding arising as a result of a breach of Sections 6 or 19 or the third sentence of
Section 16 of this Agreement shall be borne by the losing party to the fullest extent permitted by law and the losing party hereby agrees to indemnify and hold the other party harmless from and against all such expenses.

         21. This Agreement shall be governed by the internal domestic laws of the State of New York without reference to conflict of laws principles. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, legal representatives, successors and permitted assigns of the parties hereto (provided, however, that neither party shall have the right to assign this Agreement or delegate any of its obligations hereunder without the prior written consent of the other party). All headings and subheadings are for convenience only and are not of substantive effect. This Agreement, including the provisions of Section 14(b) of the Employment Agreement which expressly survives as provided herein, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, understandings and writings (or any part thereof) whether oral or written between the parties hereto relating to the subject matter hereof. There are no oral agreements in connection with this Agreement. Neither this Agreement nor any provision of this Agreement may be waived, modified or amended orally or by any course of conduct but only by an agreement in writing duly executed by both of the parties hereto. If any article, section, portion, subsection or subportion of this Agreement shall be determined to be unenforceable or invalid, then such article, section, portion, subsection or subportion shall be modified in the letter and spirit of this Agreement to the extent permitted by applicable law so as to be rendered valid and any such determination shall not affect the remainder of this Agreement, which shall be and remain binding and effective as against all parties hereto. This Agreement may be executed in counterparts, each of which when taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                          --------------------------
                                          David Feldman


                                          ESQUIRE COMMUNICATIONS LTD.


                                          By:_________________________
                                             Print Name:
                                             Title:


The first two sentences of Section 16
are hereby agreed to and the undersigned hereby agree not to pursue, and hereby forever waive and release, any claims against Feldman relating to the subject of the first sentence of Section 16 which may have occurred prior to the date hereof:


------------------------------
Malcolm L. Elvey


------------------------------
Cary A. Sarnoff